Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-269179
July 2023

NeurAxis

Investor Presentation

Disclaimer

This presentation has been prepared by NeurAxis, Inc. ("NeurAxis") for informational purposes only and not for any other purpose. This presentation is highly confidential and proprietary to NeurAxis and may not be reproduced or otherwise disseminated, in whole or in part, without the prior written consent of NeurAxis. We have prepared this presentation solely to illustrate the businesses of NeurAxis, and it does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of NeurAxis.

Nothing contained in this presentation is, or should be construed as, a recommendation, promise or representation by the presenter or NeurAxis or any director, employee, agent, or adviser of NeurAxis. This presentation does not purport to be all-inclusive or to contain all of the information you may desire. Information provided in this presentation speaks only as of the date hereof. NeurAxis assumes no obligation to update any statement after the date of this presentation as a result of new information, subsequent events or any other circumstances.

Certain information contained in this presentation and statements made orally during this presentation relate to or are based on studies, publications, surveys and other data obtained from third-party sources and NeurAxis's own internal estimates and research. While NeurAxis believes these third-party studies, publications, surveys and other data to be reliable as of the date of this presentation, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of NeurAxis's internal estimates or research and no reliance should be made on any information or statements made in this presentation relating to or based on such internal estimates and research.

You should conduct your own investigation and analysis of NeurAxis, its business, prospects, results of operations and financial condition. In furnishing this information, NeurAxis does not undertake any obligation to provide you with access to any additional information (including forward-looking information and any projections contained herein) or to update or correct the information. Certain information and conclusions set forth in this presentation are based on projections. These projections were prepared for the limited purpose of analyzing the potential benefits and risks of an investment in NeurAxis by illustrating, under certain limited assumptions, its financial performance. Investors should be aware that projections are subject to many risks and uncertainties and may be materially different from actual results.

This presentation also includes express and implied forward-looking statements regarding the current expectations, estimates, opinions and beliefs of NeurAxis that are not historical facts. Such forward-looking statements may be identified by words such as "believes", "expects", "endeavors", "anticipates", "intends", "plans", "estimates", "projects", "should" and "objective" and variations of such words and similar words. These statements are made on the basis of current knowledge and, by their nature, involve numerous assumptions and uncertainties. Nothing set forth herein should be regarded as a representation, warranty or prediction that NeurAxis will achieve or is likely to achieve any particular future result.

Various factors could cause NeurAxis's actual future results, performance or events to differ materially from those described herein. This presentation does not purport to be all-inclusive or to contain all the information that a prospective investor may desire in evaluating NeurAxis. Each investor must conduct and rely on its own evaluation, including of the associated risks, in making an investment decision.

NeurAxis has filed a registration statement (including a prospectus) with the SEC for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Alexander Capital L.P., telephone: 212-687-5650, or email: info@alexandercapitallp.com.

Transaction Summary

Issuer	NeurAxis, Inc.
Exchange	NYSE American
Ticker	NRXS
Offering Type	Initial Public Offering
Security	Common Stock
Expected Offering Size	1,166,667 Shares
Expected Offering Amount	$7,000,000
Over-Allotment Option	15% (100% Primary)
Offering Price	$6.00
Settlement	T+2
Sole Bookrunner	Alexander Capital, L.P.
Anticipated Pricing	Week of July 31st
Use of Proceeds	Sales and marketing activities, research and development, certain payments to our executive officers pursuant to their respective employment agreements, debt repayments, and general corporate purposes.

NeurAxis PENFS[1]: First FDA Cleared Treatment for Pediatric FAP/IBS[2]

Large Global Market with Significant Unmet Need

- $30B+ TAM[3] for target pipeline indications
  - $9B+ TAM[3] for target pediatric indications (near-to-mid term)
  - $21B+ TAM[3] for target adult indications (mid term)
- Large unmet clinical need: high refractory, off label pharmacological treatments with adverse side effects

Unique, Innovative Product Supported by Clinical Evidence

- Novel treatment targeting the brain
- Differentiated PENFS technology
- 800+ published patients[4] by Q3 2023
- Easy-to-learn and efficient procedure

Clear Commercial Pathway

- FDA De Novo clearance
- Technology specific CPT billing code
- Major Insurance Payer Coverage initiated
- Strong IP on Device and Method

Seasoned Management and Board

- Experienced management team and Board of Directors
- Operations and infrastructure built to scale
- Path to profitability

1. Percutaneous Electrical Nerve Field Stimulation
2. FAB/IBS: Functional Abdominal Pain/Irritable Bowel Syndrome
3. Total Addressable Market (TAM) - Calculated by the total number of patients we target to treat multiplied by the revenue potential from each patient
4. Published patient - a patient who went through a study and the study was analyzed and now the study has been published in a peer-reviewed journal

1st Half 2023 Highlights

Q1 2023

- Expanded insurance policy coverage
  - Coverage extends to 4.75M lives from 4M at the end of 2022
  - Notable Plans:
    - BCBS South Carolina
- Hired U.S. Market Development Director from Zimmer Biomet
- +30% sequential revenue growth

Q2 2023

- Submitted CAT I CPT application in June 2023
- Launched internal prior authorization team to support and strengthen account utilization
- Received FDA feedback earlier than anticipated on the first phase of Adult indications
- Advanced development of AI technology platform that allows for all pediatricians to diagnose and treat FAPDs*

1H 2023

- 10+ Large payers in the policy review stage
- 10+ New Children's Hospital Accounts

* Functional Abdominal Pain Disorders (FAPDs)

Percutaneous Electrical Nerve Field Stimulation (PENFS)

How Does Neuromodulation Work?

*




Superficial temporal a.
Perforating branches
Anterior auricular aa.
Maxillary a.
Posterior auricular a.
External carotid a.


-Trigeminal (V)
-Facial (VII)
-Glossopharyngeal (IX)
-Vagus (X)

1. Access

Direct access to central nervous system (CNS) through peripheral cranial nerves

2. Stimulate

Stimulation reduces firing of amygdala

3. Change

Induces changes in brain pathways/connectivity

* Second Generation Device Pictured

Established Technology with Demonstrated Safety and Efficacy



IB-STIM

What is IB-Stim™

- PENFS system intended for patients 11-18 years of age with functional abdominal pain (FAP) associated with IBS
- Aids in pain reduction via neuromodulation to branches of Cranial Nerves (V,VII,IX and X)
- Non-drug and non-surgical device therapy that can be placed in an outpatient clinic
- Used 120 hours per week for up to 3-4 consecutive weeks*

FDA De Novo Clearance

CPT CAT III
Effective July 1,2022

* FDA guidance of 3 weeks not to exceed 4 weeks

IB-Stim™ Advantages Over Traditional Care

IB-Stim™		Traditional Care
FDA Indicated	FDA Clearance	No FDA Approved Treatments
Non-Drug Alternative	Physicians / Parents	Rx often Containing FDA Black Box Labels
Localized Skin Irritation	Side Effects	Suicidal Ideation, Depression, & Weight Gain
Targets The Brain Gut Axis	Delivery	Localized and Peripheral


MASSACHUSETTS

Medical Policy
Percutaneous Electrical Nerve Field Stimulation for Irritable Bowel Syndrome

Table of Contents
- Policy: Commercial
- Policy: Medicare
- Authorization Information
- Coding Information
- Description
- Policy History
- Information Pertaining to All Policies
- References
- Endnotes

Policy Number: 922
BCBSA Reference Number: N/A
NCD/LCD: N/A

Related Policies
Cranial Electrotherapy Stimulation and Auricular Electrostimulation #362

Policy[1]
Commercial Members: Managed Care (HMO and POS), PPO, and Indemnity
Medicare HMO Blue℠ and Medicare PPO Blue℠ Members

IB-STIM® may be considered MEDICALLY NECESSARY in children and adolescents when ALL of the

DRAFT

NeurAxis

Artificial Intelligence to IB-Stim™

- Artificial Intelligence will analyze large datasets, allowing for the automated diagnosis of FAPDs
- Select patients via EMR with a higher likelihood of response to IB-Stim™
- Predict response to treatment using IB-Stim™
- Obviate the need for referral to pediatric subspecialists
- Treatment in the general pediatrician's office



Select
Predict
AI
Adapt
Inform

NeurAxis

$30B+ Total Addressable U.S. Market for Pipeline Indications

Near-to-mid term Target


$1B
CINV
$3B
Cyclic
Vomiting
$2B
Concussion
$9B+
Pediatric
TAM*
$1B
FAP/IBS
$2B
Nausea

Mid-term Target


$12B
FAP/IBS
$21B+
Adult
TAM*
$9B
Cyclic
Vomiting

Why Pediatrics?

- Significant unmet need
- Lack of FDA approved treatment options
- Single call point for future indications

Entering Pediatric markets first with:

- First FDA cleared treatment for Pediatric FAP/IBS
- Growing Body of Clinical Evidence
- Coding, Coverage and Payment
- KOL and AAP/NASPGHAN endorsement

* Total Addressable Market (TAM) - Calculated by the total number of patients we target to treat multiplied by the revenue potential from each patient

NeurAxis

IB-Stim™ Research – By the Numbers

800+ Published Patients
Expected by Q3 2023

6 Current Publications

15 Publications
Expected by Q3 2023

7 Types of Studies

- Double Blind Placebo Controlled
- Long-Term Data
- Registry Data
- Quality of Life Data
- Real World Clinical Data
- Head-to-Head Research vs. SoC
- Health Economic Study

13 Children's Hospital Study Sites

Cincinnati Children's
Boston Children's Hospital
Riley Children's Health
Indiana University Health
CHOC Children's
Children's Wisconsin
Kids deserve the best.
Duke Children's

NeurAxis

IB-Stim™ Competitive Landscape

			Antidepressants		Adult Use (Peripherally Acting at the Gut Level)			
	IB-Stim™	Psychological Therapy	Amitriptyline	Citalopram	Amitiza	Linzess	Trulance	Viberzi
FDA Approved for IBS in Children and Adolescents	✓	✓						
Improves Functional Disability	✓	✓						
Targets Brain-Gut Axis	✓	✓	✓	✓				
Better Than Placebo for Pain in IBS	✓	✓			✓	✓	✓	✓
Improves Pain Catastrophizing	✓	✓						
Improves Global and Somatic Symptoms	✓	✓						
Most Serious Potential Side Effects	Localized Skin Irritation	None	Suicidal Ideation, Dementia (long term use)	Suicidal Ideation, Dementia (long term use)	Abdominal Pain, Allergic Reaction	Diarrhea, Abdominal Pain	Diarrhea, Serious Allergic Reaction	Pancreatitis, Serious Allergic Reaction, Intestinal Obstruction
Easily Accessible	✓		✓	✓	✓	✓	✓	✓

FDA Pipeline Indications



Indication
Pre-Clinical/ Non-Human Testing
Human Clinical Trial Design
Human Clinical Trials
510k / De Novo FDA Submission
Target Launch
Functional Abdominal Pain & Irritable Bowel Syndrome (Pediatric)
Chronic Nausea (Pediatric)
Post-Concussion (Pediatric)
Chemotherapy-Induced Nausea & Vomiting (Pediatric)
Cyclic Vomiting Syndrome (Pediatric)

NeurAxis

Go-To-Market Strategy

2023 Coverage

Total Plans	Total # Lives covered
4 plans	4.75M

Insurance plans	# Lives covered
BCBS of Massachusetts	3M
BCBS of South Carolina	750k
BCBS of Nebraska	700k
Quartz of Wisconsin	300k

Actively leveraging publications to expand coverage

Expecting Society position paper and guideline changes supporting IB-Stim™ as standard of care

Commercialization Strategy



WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
VT
NH
ME
MA
RI
CT
NJ
DE
MD
DC
AK
HI



Direct Sales Force

Reimbursement Strategy

Technology Specific CPT coding

CPT code*	• CAT III code (0720T)
List Price	• $1,195 (~$4,800 per patient)

Submitted CAT I CPT code application in June 2023

Launch internal prior authorization team

Customers



H

Children's Hospitals
260 in the U.S.

~33k
U.S. Pediatricians

~10k
U.S. Adult Gastroenterologists

* CPT Code Effective July 1st, 2022

NeurAxis

NeurAxis IP Portfolio

- 8 issued and 18 pending patents
  - Device
  - Method
- U.S. IP runs through 2039 for now
- International IP in process
- Freedom to operate



United States Patent
Brown et al.
Patent No.: US 10,010,479 B2
Date of Patent: *Jul. 3, 2018
United States Patent
Brown et al.
Patent No.: US 10,413,719 B2
Date of Patent: Sep. 17, 2019
United States Patent
Brown et al.
Patent No.: US 10,322,062 B2
Date of Patent: *Jun. 18, 2019
PATENTED

NeurAxis

Key Achievements and Milestones

2012
Company Founded

2014
First Patent Filed

2017
Lancet Publication (IB-Stim™ RCT[1])

2019
IB-Stim™ FDA Indication

2021
- BCBS NE & Quartz Wisconsin
- American Academy of Pediatrics Written Support for Coverage

2022
CPT
- CAT III CPT Code
- BCBS MA

2023E

<u>Completed</u>
- Submitted CAT I CPT Code Application in June 2023
- BCBS SC

<u>Expected</u>
- FDA Pediatric Indication Expansion to Functional Nausea
- Additional Academic Society Support

2024E – 2025E

<u>Expected (cont.)</u>
- Additional Academic Society Support
- FDA Pediatric Indication Expansions
  - Cyclic Vomiting Syndrome
  - Post-Concussion Syndrome
  - Chemotherapy Induced Nausea and Vomiting (CINV)

1. RCT: Randomized Controlled Clinical Trials

NeurAxis

Capital Structure & Financial Snapshot

Current Capitalization



Friends & Family
13%
Capital Investors
26%
Strategic: Masimo Corp
13%
Management & Board of Directors
48%

Capital Raised Since Inception: $17 million

Financial Snapshot

Revenue

- $0.8 million in Q1 2023
- $2.7 million in 2022[1]
- $2.7 million in 2021

Gross Margin[2]

- 88.1% in Q1 2023
- 88.9% in 2022
- 82.8% in 2021

1. CPT Code Effective July 1st, 2022
2. Gross Margin includes research devices sold for development/expansion

NeurAxis

Management Team



Brian Carrico
Chief Executive Officer, Board Member

St. Jude Medical
BARD



Dr. Adrian Miranda
Chief Medical Officer

Medical College of Wisconsin
Children's Hospital of Wisconsin



John Seale
Chief Financial Officer

RBSK Partners PC
AICPA American Institute of CPAs



Dan Clarence
Chief Operating Officer

Shark Ninja
Walmart Save money. Live better.
BLACK+DECKER



Dr. Tom Carrico
Chief Regulatory Officer

Integrative Health Care Partners



Dr. Chris Brown
Director of Innovation, Founder, Board Member

Army Dental Corps
United States Army Reserve
American Academy of Pain Management

NeurAxis

Key Investment Highlights



Large Global Market with Significant Unmet Need

- $30B+ TAM[1] for target pipeline indications
  - $9B+ TAM[1] for target pediatric indications (near-to-mid term)
  - $21B+ TAM[1] for target adult indications (mid term)
- Large unmet clinical need: high refractory, off label pharmacological treatments with adverse side effects

Unique, Innovative Product Supported by Clinical Evidence

- Novel treatment targeting the brain
- Differentiated PENFS technology
- 800+ published patients[2] by Q3 2023
- Easy-to-learn and efficient procedure

Clear Commercial Pathway

- FDA De Novo clearance
- Technology specific CPT billing code
- Major Insurance Payer Coverage initiated
- Strong IP on Device and Method

Seasoned Management and Board

- Experienced management team and Board of Directors
- Operations and infrastructure built to scale
- Path to profitability

1. Total Addressable Market (TAM) - Calculated by the total number of patients we target to treat multiplied by the revenue potential from each patient
2. Published patient - a patient who went through a study and the study was analyzed and now the study has been published in a peer-reviewed journal

NeurAxis